Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2024 SECOND QUARTER RESULTS

EL SEGUNDO, Calif., July 30, 2024 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2024 second quarter ended June 30, 2024.

“Our second quarter results were consistent with our guidance range, as our customers continue to feel the ongoing and cumulative impact of inflationary pressures on their discretionary spending,” stated Steven G. Miller, the Company’s Chairman, President and Chief Executive Office. “As we battle these sales headwinds, our team remains focused on aspects of the business within our control, including optimization of merchandise margins and managing our expenses and inventory levels. We believe these efforts on the operational front will best position us to generate improved results as the headwinds ease.”

Mr. Miller continued, “Given the uncertainty of the duration of the challenged macroeconomic environment, and our priority of maintaining a healthy balance sheet, we have proactively suspended our dividend to provide added financial flexibility. We remain steadfast in our commitment to maximizing shareholder value and, as we always have, will continue to evaluate opportunities to return value to shareholders.”

Net sales for the fiscal 2024 second quarter were $199.8 million, compared to net sales of $223.6 million for the second quarter of fiscal 2023. Same store sales decreased 9.9% for the second quarter of fiscal 2024, compared to the second quarter of fiscal 2023.

Gross profit for the fiscal 2024 second quarter was $58.7 million, compared to $71.9 million in the second quarter of the prior year. The Company’s gross profit margin was 29.4% in the fiscal 2024 second quarter versus 32.2% in the second quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflected higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins decreased by 27 basis points year-over-year for the second quarter of fiscal 2024.

Overall selling and administrative expense for the quarter decreased by $0.2 million from the prior year, primarily reflecting lower employee labor and staffing expense and reduced performance-based incentive accruals. As a percentage of net sales, selling and administrative expense was 36.1% in the fiscal 2024 second quarter, compared to 32.4% in the fiscal 2023 second quarter due to the lower sales base.

Net loss for the second quarter of fiscal 2024 was $10.0 million, or $0.46 per basic share. This compares to a net loss of $0.3 million, or $0.01 per basic share in the second quarter of fiscal 2023.

For the 26-week period ended June 30, 2024, net sales were $393.3 million compared to net sales of $448.5 million in the first 26 weeks of last year. Same store sales decreased 11.7% in the first half of fiscal 2024 versus the comparable period last year. Net loss for the first 26 weeks of fiscal 2024 was $18.3 million, or $0.84 per basic share. This compares to a net loss for the first 26 weeks of fiscal 2023 of $0.1 million or $0.00 per basic share.

EBITDA was a negative $8.7 million for the second quarter of fiscal 2024, compared to a positive $4.2 million in the prior year period. For the 26-week period ended June 30, 2024, EBITDA was a negative $15.2 million, compared to positive EBITDA of $8.6 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2024 fiscal second quarter with no borrowings under its credit facility and a cash balance of $4.9 million. This compares to no borrowings under the Company’s credit facility and $5.9 million of cash as of the end of the 2023 fiscal second quarter. Merchandise inventories as of the end of the second quarter decreased by 10.8% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

Quarterly Cash Dividend

The Company’s Board of Directors has proactively suspended the quarterly cash dividend, in an effort to provide added financial flexibility given the uncertain duration of the current macroeconomic challenges.

Third Quarter Guidance

For the fiscal 2024 third quarter, the Company expects same store sales to decrease in the mid single-digit range compared to the fiscal 2023 third quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the third quarter. Fiscal 2024 third quarter net loss per basic share is expected in the range of $0.15 to $0.35, which compares to fiscal 2023 third quarter net income per diluted share of $0.08.

Store Openings

The Company currently has 425 stores in operation, reflecting six store closures in the first quarter of 2024 as part of the Company’s ongoing efforts to optimize its store base, and one store opening in the second quarter of 2024. During the remainder of fiscal 2024, the Company expects to open approximately two additional stores and close approximately five additional stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, July 30, 2024. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, August 6, 2024, by calling (844) 512-2921 to access the playback; the passcode is 13747712.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 425 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		26 Weeks Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
	(In thousands)
GAAP net loss (as reported)	$(10,004)	$(282)	$(18,290)	$(89)
+ Interest expense (income) (as reported)	82	(55)	205	(170)
+ Income tax benefit (as reported)	(3,581)	(126)	(6,399)	(233)
+ Depreciation and amortization (as reported)	4,768	4,631	9,285	9,141

EBITDA	$(8,735)	$4,168	$(15,199)	$8,649

Adjusted EBITDA	$(8,735)	$4,168	$(15,199)	$8,649

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$4,938	$9,201
Accounts receivable, net of allowances of $69 and $48, respectively	10,453	9,163
Merchandise inventories, net	289,572	275,759
Prepaid expenses	13,845	16,052

Total current assets	318,808	310,175

Operating lease right-of-use assets, net	265,557	253,615
Property and equipment, net	56,785	58,595
Deferred income taxes	19,790	13,427
Other assets, net of accumulated amortization of $2,487 and $1,954, respectively	8,428	8,871

Total assets	$669,368	$644,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,003	$55,201
Accrued expenses	59,317	61,283
Current portion of operating lease liabilities	65,971	70,372
Current portion of finance lease liabilities	3,712	3,843

Total current liabilities	221,003	190,699

Operating lease liabilities, less current portion	206,893	191,178
Finance lease liabilities, less current portion	10,372	11,856
Other long-term liabilities	6,061	6,536

Total liabilities	444,329	400,269

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 27,016,120 and 26,747,617 shares, respectively; outstanding 22,708,865 and 22,440,362 shares, respectively	269	267
Additional paid-in capital	129,880	128,737
Retained earnings	149,147	169,667
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	225,039	244,414

Total liabilities and stockholders’ equity	$669,368	$644,683

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net sales	$199,824	$223,567	$393,251	$448,506
Cost of sales	141,100	151,664	274,129	301,459

Gross profit	58,724	71,903	119,122	147,047
Selling and administrative expense	72,227	72,366	143,606	147,539

Operating loss	(13,503)	(463)	(24,484)	(492)
Interest expense (income)	82	(55)	205	(170)

Loss before income taxes	(13,585)	(408)	(24,689)	(322)
Income tax benefit	(3,581)	(126)	(6,399)	(233)

Net loss	$(10,004)	$(282)	$(18,290)	$(89)

Loss per share:
Basic	$(0.46)	$(0.01)	$(0.84)	$(0.00)

Diluted	$(0.46)	$(0.01)	$(0.84)	$(0.00)

Weighted-average shares of common stock outstanding:
Basic	21,956	21,762	21,894	21,696

Diluted	21,956	21,762	21,894	21,696